EXHIBIT 99.1

Contacts:	Lisa Gibbons (Media)	Christopher M. Jakubik (Investors)
	847-646-4538	847-646-5494
	cec@kraft.com	ir@kraft.com

KRAFT FOODS ANNOUNCES FINAL PRO-RATION FACTOR OF 8.0255%

FOR SHARES TENDERED IN THE POST CEREALS EXCHANGE OFFER

NORTHFIELD, Ill.— August 6, 2008 — Kraft Foods Inc. (NYSE: KFT) today announced that the final proration factor related to the split-off of the Post cereals business is 8.0255%. A total of 568,543,287 common shares of Kraft were validly tendered in exchange for 30,466,805 shares of Cable Holdco, Inc. common stock.

Cable Holdco was a wholly owned subsidiary of Kraft that owned certain assets and liabilities of the Post cereals business. On August 4, 2008, Cable Holdco was merged into a subsidiary of Ralcorp Holdings, Inc. (NYSE: RAH). Under the terms of the offer, 0.6606 shares of Cable Holdco were exchanged for each Kraft common share accepted in the offer. As a result of the merger of Cable Holdco into a subsidiary of Ralcorp, each share of Cable Holdco was exchanged for a share of Ralcorp common stock on a one-for-one basis. Accordingly, Kraft shareholders that tendered their Kraft shares as part of this offer now own 0.6606 shares of Ralcorp for each Kraft share accepted for exchange.

Kraft was able to accept a maximum of 46,119,899 Kraft shares for exchange in the exchange offer. Of the 568,543,287 Kraft shares validly tendered, 534,106 shares were tendered by odd lot shareholders not subject to proration. Kraft shares validly tendered by each tendering shareholder other than odd lot shareholders were exchanged for Cable Holdco shares on a pro-rata basis. Unexchanged shares will be returned to tendering shareholders.

Holders of Kraft common shares will receive shares of Ralcorp common stock to which they are entitled in uncertificated form. Notices of the number of whole shares of Ralcorp common stock credited to their accounts will be mailed to them.

Under the terms of the offer, fractional shares of Ralcorp common stock will not be issued. Instead, fractional shares will be aggregated and sold, and the net cash proceeds of such sale will be distributed to tendering shareholders with fractional interests.

ABOUT KRAFT FOODS INC.

For more than a century, Kraft (www.kraft.com) has offered delicious foods and beverages that fit the way consumers live. Today, we are turning the brands that consumers have lived with for years into brands they can’t live without. Millions of times a day in more than 150 countries, consumers reach for their favorite Kraft brands, including nine with revenues exceeding $1 billion: Kraft cheeses, dinners and dressings; Oscar Mayer meats; Philadelphia cream cheese; Maxwell House coffee; Nabisco cookies and crackers and its Oreo brand; Jacobs coffees; Milka chocolates; and LU biscuits. Kraft is one of the world’s largest food and beverage companies with annual revenues exceeding $37 billion, more than 100,000 employees and more than 180 manufacturing and processing facilities globally. The company is a member of the Standard & Poor’s 500 index as well as the Dow Jones Sustainability Index and Ethibel Sustainability Index.

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